Exhibit 10.37
UL INC.
EXECUTIVE REGULAR AND CHANGE IN CONTROL SEVERANCE PLAN
(Effective February 25, 2020)
The purpose of this UL Inc. Executive Regular and Change in Control Severance Plan (the “Plan”) is to encourage certain senior-level executives of UL Inc., a Delaware corporation (the “Company”), and its Affiliates (together, the Company and its Affiliates, referred to herein as “UL”), to remain employed with UL by providing severance protections in the event their employment is terminated under the circumstances described in this Plan. The Plan was approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”) on February 25, 2020 (the “Effective Date”). Participants in this Plan shall be selected in accordance with Section 2.
SECTION 1. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below:
“409A Penalties” shall have the meaning set forth in Section 8.
“AAA” shall have the meaning set forth in Section 7(i).
“Accrued Rights” shall mean the Participant’s earned but unpaid annual base salary, accrued but unused vacation (to the extent UL’s policies permit or require payment) and any unreimbursed business expenses properly incurred pursuant to UL’s policies through the Participant’s Termination Date.
“Acceptance Agreement” shall mean the Plan’s Acceptance Agreement attached hereto as Exhibit A.
“Affiliate(s)” shall mean any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that directly or indirectly controls, is controlled by or is under common control with the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (a) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (b) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract or otherwise.
“Annual Incentive Plan” shall mean the UL Inc. All Employee Incentive Plan (effective January 1, 2019), as such plan or any successor plan thereto is then in effect.
“Base Salary” shall mean the Participant’s annual base salary as in effect immediately prior to such Participant’s Termination Date (excluding the effect of any reduction that constitutes Good Reason).

“Beneficiary” shall mean the Participant’s surviving spouse, or if there is no surviving spouse at the time of the Participant’s death, such Participant’s estate (or such other as may be required by applicable non-U.S. law, as determined by the Committee).
“Board” shall mean the Board of Directors of the Company.
“Cause” shall mean (a) the Participant’s refusal to perform, or disregard of, the Participant’s duties or responsibilities or specific directives of the officer or other executive of UL to whom the Participant reports; (b) the Participant’s willful, reckless or grossly negligent commission of act(s) or omission(s) which have resulted in or are likely to result in, a loss to, or damage to the reputation of UL, or that compromise the safety of any employee or other person; (c) the Participant’s act of fraud, embezzlement or theft in connection with the Participant’s duties to UL or in the course of his or her employment or service, or the Participant’s commission of a felony or any crime involving dishonesty or moral turpitude; (d) the Participant’s material violation of the policies or standards (as in effect from time to time) of, or any statutory or common law duty of loyalty to, UL; or (e) any material breach by the Participant of any written employment agreement between the Participant and any member of UL or one or more noncompetition, nonsolicitation, confidentiality or other restrictive covenants to which the Participant is subject.
“Change in Control” shall mean:
(a)    the acquisition by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding equity interests in the Company or the combined voting power of the Company’s then outstanding voting securities;
(b)    the consummation of a reorganization, merger or consolidation of the Company or the sale of all or substantially all of the assets of the Company, in each case with respect to which Persons who held equity interests in the Company immediately prior to such reorganization, merger, consolidation or sale do not immediately thereafter own, directly or indirectly, 50% or more of the combined voting power of the then outstanding securities of the surviving or resulting corporation or other entity; provided, however, that any such transaction consummated in connection with, or for the purpose of facilitating, an initial public offering of the Company’s voting securities pursuant to an effective registration statement under the Exchange Act shall not constitute a Change in Control hereunder; or
(c)    the date that individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”), no longer constitute at least a majority of the Board for any reason; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election, was approved either by the vote of at least a majority of (i) the directors then comprising the Incumbent Board or (ii) the combined voting power of the then outstanding securities of the Company then held by Underwriters Laboratories Inc., shall be deemed a member of the Incumbent Board.
“CIC Severance Benefits” shall mean the severance benefits under Section 4.

“CIC Severance Multiple” shall mean 2.0x for a Tier 1 Participant and 1.25x for a Tier 2 Participant.
“CIC Severance Period” shall mean a period of 24 months following the Termination Date for a Tier 1 Participant and a period of 15 months following the Termination Date for a Tier 2 Participant.
“Claimant” shall have the meaning set forth in Section 7(c).
“Class Claims” shall have the meaning set forth in Section 7(i).
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“COBRA Subsidy Period” shall have the meaning set forth in Section 3(c).
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
“Committee” shall have the meaning set forth in the Preamble.
“Company” shall have the meaning set forth in the Preamble.
“Competing Organization” shall have the meaning set forth in Section 9(c).
“Competing Products” shall have the meaning set forth in Section 9(c).
“Confidential Information” shall have the meaning set forth in Section 9(a).
“Disability” shall mean a physical or mental condition that qualifies the Participant for long-term disability benefits under the UL LLC Salary Continuation Plan, as such plan or any successor plan thereto is then in effect.
“Effective Date” shall have the meaning set forth in the Preamble.
“Eligible Employee” shall mean a regular full-time salaried employee of UL who is a member of a select group of management or highly compensated employees of UL.
“Employment” shall mean employment with any member of UL.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
“Good Reason” shall mean the Participant’s resignation from employment with UL as a result of one or more of the following reasons, in each case, without the consent of the Participant: (a) the amount of the Participant’s base compensation is materially reduced; (b) UL materially and adversely changes the Participant’s authority, duties or responsibilities or materially reduces the authority, duties or responsibilities of the supervisor to whom the Participant is required to report (including the requirement that the Participant report to an officer or executive instead of the Board); (c) a material breach by UL of the terms of any employment agreement between UL and the Participant; or (d) UL changes Participant’s place of work to a location more than fifty (50) miles from the Participant’s present place of work; provided, however, that no Good Reason shall exist unless (i) the Participant provides written notice to UL detailing the specific circumstances alleged to constitute Good Reason within thirty (30) calendar days after the first occurrence of such circumstances, (ii) UL does not remedy the circumstances alleged to constitute Good Reason within thirty (30) calendar days following receipt of such written notice and (iii) the Participant terminates employment no later than ninety (90) calendar days following the first occurrence of such circumstances. For the avoidance of doubt, the occurrence of a Change in Control shall not itself constitute Good Reason.
“Inventions or Developments” shall have the meaning set forth in Section 9(b).
“LTIP” shall mean the UL Inc. Long-Term Incentive Plan, as such plan or any successor plan thereto is then in effect.
“Participant” shall mean any employee of UL selected by the Committee to participate in the Plan in accordance with Section 2 and who is listed on Exhibit C.
“Person” shall mean any individual, partnership, corporation, limited liability company, association, trust, joint venture or other entity or organization.
“Plan” shall have the meaning set forth in the Preamble.
“Protected Contact” shall have the meaning set forth in Section 9(d).
“Protection Period” shall mean the period commencing on the date a Change in Control occurs, if any, and ending on the second anniversary of such date, if any.
“Reduced Amount” shall have the meaning set forth in Section 6.
“Release” shall mean a release reasonably acceptable to UL and in a form substantially similar to the Confidential Separation Agreement and General Release attached hereto as Exhibit B.
“Release Period” shall have the meaning set forth in Section 5(b).
“Restricted Period” shall have the meaning set forth in Section 9(c).
“Severance Benefits” shall mean the severance benefits under Section 3.
“Severance Multiple” shall mean 1.75x for a Tier 1 Participant and 1.0x for a Tier 2 Participant.
“Severance Period” shall mean a period of 21 months following the Termination Date for a Tier 1 Participant and a period of 12 months following the Termination Date for a Tier 2 Participant.
“Target Bonus” shall mean the Participant’s target annual incentive bonus compensation under the Annual Incentive Plan for the fiscal year in which the Termination Date occurs.
“Termination Date” shall mean, with respect to any Participant, the effective date of such Participant’s termination of Employment.

“Tier 1 Participant” shall mean an individual who is, at the relevant time, the Chief Executive Officer of the Company.
“Tier 2 Participant” shall mean an individual who is, at the relevant time, a Participant who is not a Tier 1 Participant.
“UL” shall have the meaning set forth in the Preamble.
SECTION 2. Eligibility. The Committee shall from time to time select and designate Eligible Employees to participate in this Plan as a Tier 1 Participant or a Tier 2 Participant, in each case, in the Committee’s sole discretion. An Eligible Employee selected to participate in this Plan shall not become a Participant unless such Eligible Employee executes and delivers an Acceptance Agreement to UL within thirty (30) calendar days of being notified of his or her selection to participate in this Plan (which period may be extended in the sole discretion of the Committee). A list of Eligible Employees selected by the Committee, and their Tier 1 or 2 designation, is contained in Exhibit C hereto.
SECTION 3. Regular Severance Upon a Qualifying Termination. Subject to Sections 5 and 6, if outside of the Protection Period, a Participant’s Employment is involuntarily terminated by UL other than for Cause, then, in addition to his or her Accrued Rights, the Participant will be entitled to receive the payments and benefits described in this Section 3 (collectively, the “Severance Benefits”):
(a)    Cash Severance Pay. An amount equal to the product of (i) the Participant’s Severance Multiple and (ii) the sum of (A) the Participant’s Base Salary and (B) the Participant’s Target Bonus, beginning within 90 days of the Participant’s Termination Date payable in substantially equal installments over the Severance Period (no less frequently than monthly).
(b)    Pro-Rata Bonus. If the Participant has been employed for at least six months of the applicable annual performance period, an amount equal to a prorated portion (based on the number of whole months in such performance period during which Participant was employed) of the Participant’s bonus, if any, under the Annual Incentive Plan, for the performance period in which the Termination Date occurs, determined based on actual performance through the completion of the performance period and paid in accordance with the terms of the Annual Incentive Plan when bonuses for such performance period are paid to other participants in the Annual Incentive Plan.
(c)    Health and Welfare Benefits Continuation. If the Participant timely elects to receive group health insurance coverage under COBRA following the Termination Date, continued coverage at the same rates payable by active employees (i.e., the applicable premiums payments for such continued COBRA coverage will be shared in the same employer and employee proportion as applicable to active employees) for a period equal to the lesser of (i) the Severance Period and (ii) 18 months following the Participant’s Termination Date (the “COBRA Subsidy Period”); provided, that if the Participant becomes employed with another employer during such period and is eligible to receive group health insurance coverage under such employer’s plans, UL’s obligations under this Section 3(c) will be reduced to the extent comparable coverage is actually provided to the Participant and the Participant’s covered dependents, and the Participant will report any such coverage in writing to UL. The Participant will be responsible for paying a share of such premiums at active employee rates as in effect from time to time, and shall be responsible for the full unsubsidized costs of such COBRA coverage after the COBRA Subsidy Period. Participants will be deemed to receive income attributable to the employer-paid portion of such premiums.
(d)    LTI Awards. Outstanding long-term incentive awards held by the Participant as of the Termination Date shall be governed by the terms of such award and the LTIP (or other applicable long-term incentive plan).
(e)    Outplacement Services. Reasonable senior executive level outplacement services at an outplacement firm of the Company’s choosing for the Severance Period (or, if shorter, for the period from the Termination Date to the Participant’s acceptance of other employment).
If a Participant dies during the Severance Period after a termination under circumstances described in this Section 3, any unpaid amounts payable to Participant under this Section 3 shall be paid to Participant’s Beneficiary. For the avoidance of doubt, a Participant shall not be entitled to Severance Benefits under this Plan if such Participant’s Employment terminates at any time for any reason other than as specifically set forth in Section 3.
SECTION 4. Change in Control Severance Upon a Qualifying Termination. Subject to Sections 5 and 6, if during the Protection Period either UL terminates the Participant’s Employment other than for Cause or the Participant resigns for Good Reason, then, in addition to his or her Accrued Rights, the Participant will be entitled to receive the payments and benefits described in this Section 4 (collectively, the “CIC Severance Benefits”):
(a)    Cash Severance Pay. A lump sum cash payment equal to the product of (i) the Participant’s CIC Severance Multiple and (ii) the sum of (A) the Participant’s Base Salary and (B) the Participant’s Target Bonus payable within 90 days following the Participant’s Termination Date.
(b)    Pro-Rata Bonus. An amount equal to a prorated portion (based on the number of whole months in such performance period during which Participant was employed) of the Participant’s bonus, if any, under the Annual Incentive Plan, for the performance period in which the Termination Date occurs, determined based on actual performance through the completion of the performance period and paid in accordance with the terms of the Annual Incentive Plan when bonuses for such performance period are paid to other participants in the Annual Incentive Plan.
(c)    Health and Welfare Benefits Continuation. If the Participant timely elects to receive group health insurance coverage under COBRA following the Termination Date, continued coverage at the same rates payable by active employees for the COBRA Subsidy Period (i.e., applicable premiums payments for such continued COBRA coverage will be shared in the same employer and employee proportion as applicable to active employees); provided, that if the Participant becomes employed with another employer during such period and is eligible to receive group health insurance coverage under such employer’s plans, the Company’s obligations under this Section 4(c) will be reduced to the extent comparable coverage is actually provided to the Participant and the Participant’s covered dependents, and the Participant will report any such coverage in writing to the Company. The Participant will be responsible for paying a share of such premiums at active employee rates as in effect from time to time, and shall be responsible for the full unsubsidized costs of such COBRA coverage after the COBRA Subsidy Period. Participants will be deemed to receive income attributable to the employer-paid portion of such premiums.
(d)    LTI Awards. Outstanding long-term incentive awards held by the Participant as of the Termination Date shall be governed by the terms of such award and the LTIP (or other applicable long-term incentive plan).
(e)    Outplacement Services. Reasonable senior executive level outplacement services at an outplacement firm of the Company’s choosing for the Severance Period (or, if shorter, for the period from the Termination Date to the Participant’s acceptance of other employment).
If a Participant dies during the CIC Severance Period after a termination under circumstances described in this Section 4, any unpaid amounts payable to Participant under this Section 4 shall be paid to Participant’s Beneficiary. For the avoidance of doubt, a Participant shall not be entitled to CIC Severance Benefits under this Plan if such Participant’s Employment terminates at any time for any reason other than as specifically set forth in Section 4.
SECTION 5. Conditions; Release of Claims; Compliance with Restrictive Covenants.
(a) For the avoidance of doubt, a Participant shall not be eligible to receive the Severance Benefits under Section 3 or the CIC Severance Benefits in Section 4 if the Participant’s Employment terminates due to any reason other than as set forth in Section 3 or 4, including the Participant’s death or Disability, termination by UL for Cause, voluntary termination by the Participant other than for Good Reason, and, in the case of Severance Benefits under Section 3, voluntary termination by the Participant for Good Reason.
(b) In order for the Participant to receive the Severance Benefits under Section 3 or the CIC Severance Benefits under Section 4, the Participant must (i) execute and deliver a Release and such Release must be effective and irrevocable within 60 days following the Participant’s Termination Date (the “Release Period”); and (ii) comply with all obligations and restrictive covenants contained in Sections 9 and 11(j) herein (or in any other agreement entered into by the Participant and UL).
SECTION 6. Code 280G.
Notwithstanding anything to the contrary contained in this Plan, in the event that it shall be (or is subsequently) determined that any payment, benefit or acceleration of vesting by UL to or for the benefit of the Participant (whether pursuant to the terms of this Agreement or otherwise) would be subject to the excise tax imposed by Section 4999 of the Code, then the payments and benefits payable to a Participant under this Plan shall be reduced (or appropriately adjusted) to an amount that is one dollar less than the smallest amount that would give rise to such excise tax (the “Reduced Amount”) if and only if such Reduced Amount would be greater than the net after-tax proceeds (taking into account both the excise tax and any interest or penalties payable by the Participant with respect thereto) of the unreduced payments and benefits payable to the Employee. If the payments and benefits payable under this Plan are required to be reduced pursuant to this Section 6, there shall be no discretion in the ordering of the payments payable under this Plan so reduced, and such reductions shall be applied first to the amount of cash severance payments under Sections 3 or 4 (in inverse order of when payments would have been made), and if further reductions are necessary, such reduction shall be applied on a prorated basis to all the other payments and benefits payable under this Plan. For the avoidance of doubt, in no event shall UL be responsible for any excise taxes payable under Section 4999 of the Code.
SECTION 7. Administration of Plan; Claims Procedure.
(a) General. Except as specifically provided herein, this Plan shall be administered by the Committee. The Committee may delegate any administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits under this Plan to designated individuals or committees.
(b) Interpretations and Variations. The Committee shall have the duty and authority to interpret and construe, in its sole discretion, the terms of this Plan in regard to all questions of eligibility, the status and rights of Participants, and the manner, time and amount of any payment under this Plan. The Committee or its representative(s) shall decide any issues arising under this Plan, and the decision of the Committee shall be binding and conclusive on Participants and UL. Any variations from this Plan may be made only by the Committee in its sole discretion. Benefits under this Plan shall be paid only if the Committee decides in its discretion that a Participant or other Person is entitled to them.
(c) Filing a Claim. If a Participant (or Beneficiary) feels he or she has been improperly denied benefits under this Plan, he or she may file a claims for benefits under this Plan (the “Claimant”). Any claim for payment of such benefits shall be signed, dated and submitted to the Company in accordance with Section 11(a). All claims relating to this Plan must be filed within 90 days of the date on which the payment of benefits (in whole or in part) is claimed to have been due or payable, unless the Committee otherwise specifies in writing. The Committee shall then evaluate the claim and notify the Claimant of the approval or disapproval in accordance with the provisions of this Plan not later than 90 days after UL’s receipt of such claim unless special circumstances require an extension of time for processing the claims. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period which shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the claim was filed). If the Claimant does not provide all the necessary information for the Committee to process the claim, the Committee may request additional information and set deadlines for the Claimant to provide that information.

(d) Notice of Initial Determination. The Claimant shall be given a written notice in which the Claimant shall be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, the Claimant shall be given written notice which shall contain (i) the specific reasons for the denial, (ii) specific references to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary and (iv) an explanation of this Plan’s appeal procedures, which shall also include a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review.
(e) Right to Appeal. If a claim for payment of benefits under this Plan made in accordance with the procedures specified in this Plan is denied, in whole or in part, the Claimant shall have the right to request that the Committee review the denial, provided that the Claimant files a written request for review with the Committee within 60 days after the date on which the Claimant received written notification of the denial. The Claimant may review or receive copies, upon request and free of charge, any documents, records or other information “relevant” (within the meaning of Department of Labor Regulation 2560.503-1(m)(8)) to the Claimant’s claim. The Claimant may also submit written comments, documents, records and other information relating to his or her claim.
(f) Review of Appeal. In deciding a Claimant’s appeal, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. If the Claimant does not provide all the necessary information for the Committee to decide the appeal, the Committee may request additional information and set deadlines for the Claimant to provide that information. Within 60 days after a request for review is received, the review shall be made and the Claimant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall be given a written notification within such initial 60-day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within 120 days after the date on which the request for review was filed).
(g) Notice of Appeal Determination. The decision on review shall be forwarded to the Claimant in writing and, in the case of a denial, shall include (i) specific reasons for the decision, (ii) specific references to the pertinent Plan provisions upon which the decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a wholly or partially denied claim for benefits. The Committee’s decision on review shall be final and binding on all Persons for all purposes. If a Claimant shall fail to file a request for review in accordance with the procedures herein outlined, such Claimant shall have no right to review and shall have no right to bring an action in any court, and the denial of the claim shall become final and binding on all Persons for all purposes. Any notice and decisions by the Committee under this Section 7 may be furnished electronically in accordance with Department of Labor Regulation 2520.104b-1(c)(i), (iii) and (iv).

(h) Statute of Limitations. No Claimant may bring any legal action to recover benefits under this Plan until he or she has exhausted the internal administrative claims and appeals process described above. No legal action may be commenced at all, unless commenced no later than one year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued. This one-year statute of limitations on legal claims for all benefits available under this Plan shall apply in any forum (including arbitration) where such legal action is initiated.
(i) Arbitration. A Claimant who has followed the procedures in this Section 7, but who has not obtained full or satisfactory relief on his or her claim for benefits, may, within the applicable statute of limitations in Section 7(h), apply in writing to the Committee for binding arbitration of his or her claim in Chicago, Illinois, before a sole arbitrator selected by mutual agreement of Claimant and UL, or, if the parties are unable to agree to an arbitrator, under the procedures of the American Arbitration Association (“AAA”). Claimant and UL agree that any claim, dispute or controversy between Claimant and UL, whether arising out of or relating to this Plan or otherwise, that has not been resolved in accordance with this Section 7, shall be submitted and resolved by final and binding arbitration administered by the AAA in accordance with its Employment Arbitration Rules and Mediation Procedures then in effect. Any and all claims and disputes shall be brought solely in a party’s individual capacity and not as a claimant or class member (or similar capacity) in any purported multiple-claimant, class, collective, representative, private attorney general or other similar proceeding (“Class Claims”). Claimant and UL each hereby waives Claimant’s or its respective right to bring, prosecute, participate in or benefit from any such Class Claim, and agrees that no such Class Claim may or shall be brought, asserted or maintained in any forum, including any court or in arbitration. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. Notwithstanding anything to the contrary contained herein, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Seeking any such interim relief shall not be deemed a waiver of either party’s right to compel arbitration. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without UL’s prior written consent. In any proceeding to enforce the terms of the Plan, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs (other than forum costs associated with the arbitration) incurred by it or him in connection with resolution of the dispute in addition to any other relief granted.
SECTION 8. Section 409A.
This Plan is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to Participants
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pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this Plan would subject a Participant to taxes or penalties under Section 409A of the Code (“409A Penalties”), UL may amend the terms of this Plan to avoid such 409A Penalties, to the extent possible; provided that in no event shall UL be responsible for any 409A Penalties that arise in connection with any amounts payable under this Plan. To the extent any amounts under this Plan are payable by reference to a Participant’s “termination of Employment,” such term shall be deemed to refer to a Participant’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Plan, if a Participant is a “specified employee,” as defined in Section 409A of the Code, as of the date of such Participant’s separation from service, then to the extent any amount payable to such Participant (a) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (b) is payable upon such Participant’s separation from service and (c) under the terms of this Plan would be payable prior to the six-month anniversary of the Participant’s separation from service, such payment shall be delayed until the earlier to occur of (i) the first business day following the six-month anniversary of the separation from service and (ii) the date of the Participant’s death. Any reimbursement or advancement payable to a Participant pursuant to this Plan or otherwise shall be conditioned on the submission by the Participant of all expense reports reasonably required by UL under any applicable expense reimbursement policy, and shall be paid to the Participant within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Participant incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Plan or otherwise shall not be subject to liquidation or exchange for any other benefit.
SECTION 9. Covenants. Each Participant acknowledges that as a condition of and in consideration for eligibility to participate in the Plan and receive benefits hereunder, the Participant must agree to be bound by the restrictive covenants contained in this Section 9.
(a) Confidential Information. Subject to Section 11(m) below, the Participant will not, at any time during Employment or thereafter, make use of or disclose, directly or indirectly, or take any action which may result in the use or disclosure of, to any Person, other than UL, (i) the terms of this Plan, (ii) any trade secret or confidential or other information of UL or its customers that is not generally known to the public, or (iii) other confidential competitive, pricing, marketing, technical, business, proprietary or financial information relating or belonging to UL or its customers, in each case, that the Participant obtained as a result of Participant’s Employment or association with UL, in each case, whether in hard copy, electronic format, in the Participant’s head or derivations thereof or any copy or notes made from any item embodying such information (collectively, “Confidential Information”), except to the extent that such Confidential Information (A) is used by the Participant in the proper performance of the
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Participant’s job duties for UL, (B) is disclosed by the Participant to the Participant’s legal counsel in connection with legal services performed for the Participant by such counsel, provided that such disclosure is made on a confidential basis, (C) is or becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission by the Participant outside the proper performance of the Participant’s job duties for UL or breach by another Person of some other obligation of which the Participant is aware, or (D) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Participant first promptly notifies UL of any such legal requirement to allow UL to seek appropriate protection prior to disclosure. Immediately upon demand or promptly following the Participant’s termination by either party for any or no reason, the Participant will return to UL all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which the Participant may then possess or have under the Participant’s control (together with all copies thereof).
(b) Assignment of Inventions. The Participant shall assign and convey all right, title, and interest in and to any and all Inventions or Developments (as defined below) to UL. The Participant shall cooperate to the extent requested by UL to formalize any assignments, applications or other documents necessary to assist UL in seeking or enforcing any intellectual property related to any Inventions or Developments (as defined below). For the avoidance of doubt, UL owns the sole and exclusive right, title and interest in and to any and all Inventions or Developments (as defined below), including without limitation any and all source code or other intellectual property and further including without limitation all copyrights, trademarks, service marks, trade names, slogans, patents, ideas, designs, concepts and other proprietary rights. As used in this Plan, “Inventions or Developments” means (i) any inventions, developments, improvements, trade secrets, ideas or original works of authorship that the Participant conceives, creates, develops, discovers, makes, acquires or reduces to practice in whole or in part, either solely or jointly with another or others, during or pursuant to the course of the Participant’s Employment by UL and that relate to UL or its respective businesses, or to UL’s actual or demonstrably anticipated research or development, (ii) any inventions, developments, improvements, trade secrets, ideas or original works of authorship that the Participant conceives, creates, develops, discovers, makes, acquires or reduces to practice in whole or in part, either solely or jointly with another or others, during or pursuant to the course of the Participant’s Employment with UL and that are made through the use of any UL equipment, facilities, supplies, trade secrets or time, or that result from any work performed for UL, and (iii) any part or aspect of any of the foregoing. UL’s right, title and interest in and to the Inventions or Developments includes without limitation the sole and exclusive right to secure and own copyrights and maintain renewals throughout the world, and the right to modify and create derivative works of or from the Inventions or Developments without any payment of any kind to the Participant. The Inventions or Developments shall be “work made for hire” as that term is defined in the copyright laws of the United States, and not works of joint ownership. At the request of UL, the Participant will promptly and fully disclose to UL all Inventions or Developments, whether or not they are patentable, copyrightable or subject to trade secret protection. Notwithstanding the foregoing, any right of UL or assignment by the Participant as provided in this Section 9(b) shall not apply to any Inventions or Developments for which no
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equipment, supplies, facility or trade secret information of UL were used and which were developed entirely on the Participant’s own time, unless (A) the Inventions or Developments relate to the business conducted by UL or the actual or demonstrably anticipated research or development of UL or (B) the Inventions or Developments result from any work performed by the Participant for UL.
(c) Non-Compete. During the Participant’s Employment with UL, and for a period equal to (i) one (1) year following the Participant’s Termination Date if the Participant is not entitled to or receiving payments or benefits under this Plan or (ii) if the Participant is entitled to or receiving payments or benefits under this Plan, the CIC Severance Period or the Severance Period (as applicable), (the period in clause (i) or (ii), as applicable, the “Restricted Period”), the Participant will not in any manner, directly or indirectly, through any Person, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or advisor or consultant to any Person or otherwise, (A) engage or be engaged, or assist any other Person in engaging or being engaged, in a Competing Organization (defined below), or (B) perform services or provide products involving a Competing Organization to any Person in a capacity that is competitive with UL, in each case, in any geographic area, both within and without the United States, in which any member of UL is currently and was conducting such business at the Participant’s Termination Date (the “Territory”). “Competing Organization” means Persons, including the Participant, engaged in currently or within the 12-month period prior to the Participant’s Termination Date, or about to become engaged in, research, development, production, distribution, marketing, providing or selling of Competing Products in any of the geographic areas in which UL does business. “Competing Products” means products, processes, or services of any Person other than UL, in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as the products, processes, or services with which the Participant worked during the last three years of the Participant’s Employment or about which the Participant possesses Confidential Information through the Participant’s work with UL.
(d) Non-Solicit. During the Restricted Period, the Participant will not in any manner, directly or indirectly: (i) induce, solicit, or attempt to persuade any employee or other agent of UL to terminate or abandon his or her or its employment or other relationship with UL for any purpose whatsoever; (ii) hire, employ, or offer employment to any person with whom the Participant worked, managed, or oversaw, directly or indirectly, during the last three years of the Participant’s employment with UL, or about whom the Participant possesses Confidential Information through the Participant’s work with UL, who is currently, or was within the 90-day period preceding the conduct in question, employed by or engaged as an exclusive consultant to UL; or (iii) induce, solicit, service, contact, divert, take away or interfere with, or aid in the solicitation, servicing, contacting, diverting, taking away or interfering with, any Protected Contact for the purpose of (A) performing services in competition with UL as restricted in Section 9(c) above, (B) inducing any such Protected Contact to cancel, transfer, or cease doing business in whole or in part with UL, or (C) inducing any such Protected Contact to do business with any Competing Organization or in any way interfere with its relationship with UL. “Protected Contact” as used herein means any current or prospective client, investor, partner, or other business relationship of UL (I) with whom the Participant had contact or dealings on behalf
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of UL or for whom the Participant had direct or indirect responsibility, in all cases during the 12-month period immediately preceding the Participant’s Termination Date, and/or (II) about whom the Participant had access to or possessed Confidential Information during the Participant’s Employment.
(e) Non-Disparagement. Subject to Section 11(m) below, during the Participant’s Employment and thereafter, the Participant shall not engage in conduct or make any statements or representations to any third parties, verbal or otherwise, that in any way disparages, defames, libels, slanders or otherwise damages the professional or personal reputation, goodwill, or standing in the community of UL, or any of their past or present officers, directors, trustees, or employees.
(f) Use of Name; Affiliation. The Participant will not, after the Termination Date, whether directly or indirectly, use in connection with any business, any name that includes the name of UL or any its affiliates, or any colorable imitation of such names. The Participant shall not represent him- or herself or permit him- or herself to be held out as being in any way connected with or interested in the business of UL or any of its affiliates, and the Participant shall take such steps as are necessary to comply with these obligations (including, but not limited to, amending the Participant’s social media profiles), provided that such steps are not inconsistent with any ongoing obligations under any other agreement with UL.
(g) Disclosures. For one year after the Participant’s Termination Date, the Participant shall (i) disclose a complete and accurate copy of the restrictions set forth in this Section 9 to any prospective employer prior to accepting employment, and (ii) inform UL, upon accepting new employment, of the identity of the Participant’s new employer and of the Participant’s job title and responsibilities with such new employer.
(h) No Restriction. Nothing in this Section 9 shall prohibit the Participant from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding common stock, capital stock and equity of any firm, corporation or enterprise so long as the Participant does not have any active participation in the business of such firm, corporation or enterprise.
(i) Extension; Modification. If the Participant violates any of the terms of this Section, the Restricted Period shall be extended by a period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated. If, at any time of enforcement of this Section 9, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the Participant and UL hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.
(j) Remedies. The Participant and UL acknowledge that the services Participant is to perform during his or her Employment are unique and extraordinary and that the Participant will have access to highly proprietary trade secrets and other Confidential Information upon which UL’s business plans and competitive advantages are based. As such, it is mutually agreed that UL will
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suffer from immediate and irreparable harm and have no adequate remedy at law for violations or breaches of Section 9 and that the damages resulting from any such violation or breach are not readily ascertainable in monetary terms. Therefore, in the event of any such violation or breach, or threatened violation or breach, by the Participant, UL will be entitled to obtain equitable relief, by way of injunction or otherwise, in addition to any other remedies at law.
(k) Breach of Covenants. If a Participant breaches any of the covenants, including any non- competition, non-solicitation, non-disparagement or confidentiality covenants, contained in this Section 9, or obligations hereunder, including those contained in Section 11(j), (i) the Participant’s entitlement to Severance Benefits or CIC Severance Benefits shall be null and void, (ii) the Participant’s rights to receive or continue to receive Severance Benefits or CIC Severance Benefits shall thereupon cease, and (iii) the Participant shall immediately repay to the Company all amounts theretofore paid to, and the value of all benefits theretofore received by, the Participant under this Plan. The foregoing shall not limit any other rights or remedies the Company may have existing in its favor, including injunctive relief.
SECTION 10. Offset; No Mitigation.
(a) To the extent permitted by Section 409A of the Code, the amount of a Participant’s payments under this Plan shall be reduced to the extent necessary to defray amounts owed by the Participant due to unused expense account balances, overpayment of salary, awards or bonuses, advances or loans.
(b) In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and, such amounts shall not be reduced whether or not the Participant obtains other employment, except as otherwise expressly provided herein.
SECTION 11. Miscellaneous.
(a) Notices. Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company or UL:	UL Inc. Attn: Chief Legal Officer 333 Pfingsten Road Northbrook, Illinois 60062

If to a Participant:	At the most recent address on file with the Company
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
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(b) Governing Law. This Plan will be deemed to be made in the state of Illinois and the validity, interpretation, construction and performance of this Plan in all respects will be governed by the laws of the state of Illinois without regard to its principles of conflicts of law.
(c) No Waiver. The failure of UL or a Participant to insist upon strict adherence to any term of this Plan on any occasion shall not be considered to be a waiver of the rights of UL or such Participant nor deprive UL or such Participant of the right thereafter to insist upon strict adherence to that term or any other term of this Plan. No failure or delay by UL or any Participant in (a) giving notice of any breach to the other, (b) requiring compliance with a provision of this Plan or (c) exercising any other right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
(d) Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Plan is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Plan, and all other provisions shall remain in full force and effect.
(e) Withholding of Taxes and Other Employee Deductions. UL may withhold, or cause to be withheld, from any benefits and payments made pursuant to this Plan all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to UL’s employees generally. UL may also set-off and deduct from any benefits and payments hereunder any unpaid credit card balances charged on UL credit cards or invoiced to UL for employee expenses and any other outstanding employee loans or debts to UL, subject to applicable law.
(f) Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
(g) Interpretations. For purposes of this Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
(h) Successors. This Plan shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation any Person which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise and the Company shall require any such acquirer or successor to assume this Plan and the obligations and liabilities contemplated hereunder, including, but not limited to the amendment and termination obligations contemplated under Section 11(l). Participants’ rights, benefits and obligations under this Plan are personal and shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.
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(i) Non-Duplication. The Severance Benefits and CIC Severance Benefits provided under this Plan are not intended to result in any duplicative benefits to a Participant and this Plan shall be administered accordingly. Accordingly, the Committee, in good faith, shall exercise its discretion and to the extent permitted under applicable law, equitably offset against a Participant’s severance benefits under this Plan against any other severance, termination, or similar benefits payable to a Participant by the Company or amounts paid to comply with, or satisfy liability under, the Worker Adjustment and Retraining Notification Act or any other foreign, federal, state, or local law requiring payments in connection with any termination of Employment, plant shutdown, or workforce reduction, including, but not limited to, amounts paid in connection with paid leaves of absence, back pay, benefits, and other payments intended to satisfy such liability or alleged liability. For the avoidance of doubt, a Participant shall not be entitled to benefits under both this Plan and any other severance program for which the Participant otherwise would have been eligible or agreement providing for severance benefits to which the Participant is subject through UL.
(j) Deemed Resignations. Any termination of a Participant’s Employment shall constitute an automatic resignation of such Participant as an officer of the Company and each Affiliate of the Company, an automatic resignation from the board of directors (or similar governing body), as applicable, of the Company and each Affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body such Participant serves as the Company’s or such Affiliate’s designee or other representative. The Participant agrees to cooperate with UL as reasonably required and requested by UL in order to effectuate Participant’s resignation(s) in accordance with this Section 11(j).
(k) No Guarantee of Employment. This Plan shall not be construed as creating any contract of Employment between UL, on the one hand, and any Participant, on the other hand, nor shall this Plan be construed as restricting in any way the rights of UL to terminate the Employment of any Participant at any time and for any reason subject, however, to any rights of a Participant under this Plan.
(l) Amendment and Termination of this Plan. Except as specifically provided in Section 8, the Committee may amend, modify or terminate this Plan at any time; provided, however, that (i) no such amendment or modification that materially reduces the rights of a Participant hereunder will be effective until six months following Committee approval of such amendment or modification, (ii) the Committee may not amend, modify or terminate this Plan following the execution by the Company of a letter of intent containing an exclusivity provision, definitive purchase or sale agreement or substantially similar document, in each case, associated with a Change in Control but before a Change in Control occurs, which prohibition expires if no Change in Control occurs within six months following such execution, and (iii) the Committee may not amend, modify or terminate this Plan during the Protection Period without an impacted Participant’s written consent. For the avoidance of doubt, a Participation’s participation in this Plan shall terminate upon the earliest to occur of (A) the date of termination of the Participant’s Employment by UL if no benefits are payable under the Plan, (B) the date UL satisfies its obligation, if any, to make payments and provide benefits to the Participant pursuant to the Plan,
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and (C) termination of the Plan in accordance with this Section 11(l) prior to the date the Participant terminates Employment with UL.
(m) No Interference; Defend Trade Secrets Act. Notwithstanding any other provision of this Plan, nothing in this Plan shall prohibit the Participant from confidentially or otherwise (without informing any member of UL) communicating or filing a charge or complaint with a federal, state, local or other governmental agency or regulatory (including self-regulatory) entity including concerning alleged or suspected criminal conduct or unlawful employment practices; participating in a governmental agency or regulatory entity investigation or proceeding; giving truthful testimony, statements, or disclosures to a governmental agency or regulatory entity, or if properly subpoenaed or otherwise required to do so under applicable law (including any regulation or legal process); or requesting or receiving confidential legal advice (at the Participant’s own expense). However, nothing herein limits or waives UL’s right to seek arbitration or dismissal (pursuant to Section 7(i) above or otherwise) of any claim or dispute, if any, brought by or on behalf of the Participant in any court. In accordance with the Defend Trade Secrets Act of 2016, (i) the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) if the Participant files a lawsuit for retaliation by UL for reporting a suspected violation of law, the Participant may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, if the Participant files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.
SECTION 12. Survival. The provisions of this Plan shall survive and remain binding and enforceable, notwithstanding the expiration or termination of this Plan, the termination of a Participant’s Employment for any reason or any settlement of the financial rights and obligations arising from such Participant’s participation hereunder, to the extent necessary to preserve the intended benefits of such provisions.
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EXHIBIT A
UL INC. EXECUTIVE REGULAR AND CHANGE IN CONTROL SEVERANCE PLAN ACCEPTANCE AGREEMENT
This Acceptance Agreement (this “Acceptance Agreement”) is entered into as of _________, 20[__] between UL Inc., a Delaware corporation (the “Company”), and __________ (the “Executive”).
WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has adopted the UL Inc. Executive Regular and Change in Control Severance Plan, effective as of February 25, 2020 (the “Plan”), to provide certain benefits to participants upon a qualifying termination of employment as contemplated under the Plan;
WHEREAS, the Committee has decided to offer the Executive the opportunity to participate in the Plan, subject to the terms of this Acceptance Agreement; and
WHEREAS, as a condition of eligibility to participate in the Plan, the Executive must agree to enter into this Acceptance Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
1.    Plan. The terms of the Plan are specifically incorporated herein as a part of this Acceptance Agreement.
2.    Definitions. The capitalized terms used but not defined in this Acceptance Agreement shall have the meaning set forth in the Plan.
3.    Acknowledgment and Acceptance of Plan. By signing this Acceptance Agreement, the Executive hereby acknowledges, understands, and agrees that the Executive has read and understands the terms and effect of the Plan and this Acceptance Agreement and the Executive knowingly and voluntarily, in exchange for consideration in addition to anything of value to which the Executive already is entitled, agrees to participate in the Plan, including without limitation the restrictive covenants and obligations set forth in Sections 9 and 11(j) of the Plan. The Executive further acknowledges (a) the Executive has had an opportunity to consult with counsel and a sufficient period of time in which to consider whether to sign this Acceptance Agreement, and (b) the Committee may amend, modify or terminate the Plan without the Participant’s consent in accordance with Section 11(l) of the Plan.
4.    Counterparts. This Acceptance Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
5.    Adequacy of Consideration. The Executive acknowledges and agrees that eligibility to receive the Severance Benefits or CIC Severance Benefits under the Plan and continued employment are good and valuable consideration for being subject to the terms of the Plan (including the restrictive covenants contained in the Plan) and this Acceptance Agreement.

IN WITNESS WHEREOF, the parties have executed this Acceptance Agreement as of the ___ day of _________, 20__.

UL INC.

By:
Name:
Title:

EXECUTIVE

Name:

EXHIBIT B
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
This Confidential Separation Agreement and General Release (the “Release Agreement”) sets forth the terms and conditions relating to the termination of the employment of _______ (“Executive”) with UL Inc. (the “Company”) or one of its Affiliates (together, the Company and its Affiliates, referred to herein as “UL”). Any capitalized terms not defined herein shall have the meanings set forth in the Plan (defined below).
1.    Separation from Employment. Executive’s employment with UL is hereby terminated at the close of business on [DATE] (the “Termination Date”). Any termination of Executive’s employment with UL shall constitute Executive’s automatic resignation from the board of directors or similar governing body of any corporation, limited liability company or other entity in which any member of UL holds an equity interest and with respect to which board or similar governing body Executive serves as UL’s designee or other representative. Executive agrees to cooperate by taking any additional steps and signing any additional documentation as reasonably requested by the Company to fully effectuate such resignation(s).
2.    Final Paycheck and Business Expenses; Severance.
(a) In connection with the termination of Executive’s employment, regardless of whether Executive signs this Release Agreement, Executive will receive Executive’s final paycheck for Executive’s employment services, and for his or her earned and unused vacation time (if any), through the last day of Executive’s employment with UL (the “Termination Date”), which will be subject to applicable withholding, taxes and other deductions and will be paid to Executive no later than the Company’s next regularly scheduled payday following the Termination Date. The Company also will reimburse Executive for reasonable business expenses appropriately incurred by Executive prior to the Termination Date in furtherance of Executive’s employment with UL, subject to UL’s applicable business expense reimbursement policies. Executive shall submit all requests to the Company for expense reimbursements within fourteen (14) days after the Termination Date. Any requests submitted thereafter shall not be eligible for reimbursement, except as required by law.
(b) Subject to the terms of the Release Agreement, provided that the Company receives an executed copy of this Release Agreement from Executive no later than [USE FOR SINGLE TERMINATION: twenty-one (21)] [USE FOR GROUP TERMINATION OF TWO OR MORE EMPLOYEES: forty-five (45)] days after Executive’s receipt thereof, and provided that Executive complies with the terms of the Release Agreement and does not revoke the Release Agreement in accordance with Section 18 below, Executive will receive certain severance payments and other benefits according to the UL Inc. Executive Regular and Change in Control Severance Plan dated as of February 25, 2020 (the “Plan”), less required withholding, taxes and other deductions.
3.    Consideration; Conditions for Severance. The payments and other benefits described in Section 2(b) above are payments that provide Executive with valuable consideration (including without limitation for Executive’s confidentiality obligations under Section 13 below)

and, absent the execution of this Release Agreement, Executive would not otherwise be legally entitled to receive as a result of Executive’s employment with UL or the termination of such employment. Executive understands and agrees that such payments and other benefits are expressly conditioned upon Executive’s compliance with the terms of this Release Agreement and continued compliance with the covenant provisions set forth in Sections 9 and 11(j) of the Plan. Should Executive violate any term of this Release Agreement or any of such covenants (or any other agreement that Executive has with UL), Executive will not receive any further payments from UL under the Plan and shall be obligated to repay to UL any and all amounts received thereunder that, absent the execution of this Release Agreement, Executive would not otherwise have been legally entitled to receive. This Section shall not limit UL’s right to recover damages or obtain any other legal or equitable relief to which it may be entitled by law. Executive acknowledges that UL shall have the right to set-off and deduct from any severance payments any unpaid credit card balances charged on UL credit cards or invoiced to UL for employee expenses and any other outstanding employee loans or debts to UL, subject to applicable law.
4.    No Other Actions or Claims. Executive represents and warrants that Executive is the sole owner of the actual or alleged claims, demands, rights, causes of action and other matters relating to Executive’s employment or cessation of employment with UL, or otherwise, that are released herein; that the same have not been assigned, transferred or disposed of by fact, by operation of law, or in any manner whatsoever; and that Executive has the full right and power to grant, execute, and deliver the releases, undertakings and agreements contained herein. Executive further represents and warrants that Executive has not filed or initiated any legal, equitable, administrative or any other proceedings against any of the Released Parties (as defined in Section 5 below), and that no such proceeding has been filed or initiated on Executive’s behalf. Executive further agrees that Executive shall not at any time become a party to, or otherwise become a class- or collective-member or other similar claimant in, any class, collective, representative, multiple-plaintiff, or other consolidated or similar action in any court or arbitration against any of the Released Parties that involves or is based upon any claim waived and released by Executive in the Release Agreement, and will take all steps necessary to opt out of any such actions. Executive also agrees that, subject to Section 19, Executive will not join in any current or future claims or litigation against any of the Released Parties by any current or former employees of UL, will not solicit any current or former employees, directly or indirectly, to file any claims or litigation against any of the Released Parties, and will not provide information concerning UL or Executive’s employment at UL to any Person involved in any threatened or actual claims against any of the Released Parties.
5.    General Release. Executive and anyone claiming through Executive, including Executive’s past, present, and future spouses, family members, estate, heirs, agents, attorneys or representatives each hereby waive, release, forever discharge, and agree not to sue UL, Underwriters Laboratories Inc. (“ULI”) or any of their past, present, and future divisions, affiliates, related entities or subsidiaries, or their past, present, and future trustees, fiduciaries, administrators, shareholders, partners, representatives, members, directors, officers, agents, employees, attorneys and the predecessors, successors and assigns of each of them (hereinafter collectively referred to as the “Released Parties”), with respect to any claims or causes of action, whether known or unknown, that Executive now has, ever had, or will ever have or may allege to have, against the Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which Executive signs this Release Agreement. Without limiting the generality of the foregoing, the claims waived and released by Executive hereunder include, but are not limited to, claims related in any way to Executive’s employment with UL or any other Released Party, or the cessation of that employment, including without limitation, any claim that could have been asserted under any federal, state, or local statute, law, regulation, ordinance or executive order, including but not limited to Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (the “ADEA”), the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, or their related state and local law counterparts; any claims under the common law, including without limitation, claims for wrongful or retaliatory discharge, defamation, or other personal injury; and any claims for compensation (other than the payments provided for in Section 2 above), benefits, damages, costs and attorneys’ fees. Except in connection with the enforcement of this Release Agreement or Executive’s rights hereunder, in the event of any future proceedings based upon any matter released herein, Executive recognizes and agrees that pursuant to this Release Agreement, Executive is not entitled to and shall not receive any further recovery.
6.    Full Release Notwithstanding Future Discovery. Executive is aware that hereafter there may be discovery of claims or facts in addition to or different from those now known or believed to be true with respect to the matters addressed herein. Nevertheless, it is Executive’s intention to settle and release fully, finally and forever all such matters and claims relative to Executive’s employment and association with UL, including ULI (the “UL Group”), and the termination thereof which do now exist, may exist, or heretofore have existed relating to such matters (except as may be specifically excluded herein). In furtherance of this intention, the release given herein shall be and remain in effect as a full and complete release of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative to Executive’s employment, termination of employment or association with the UL Group.
7.    Exception to General Release. Excluded from the release and waiver in Section 5 above are any claims: (a) for unemployment or workers’ compensation, (b) to indemnification under any applicable law, any by-laws of any member of the UL Group, or any director and officer insurance, it being understood and agreed that this Release Agreement does not create or expand upon any such rights (if any) to indemnification; (c) under the employee benefit plans in which Executive is a participant in accordance with the terms of such plans, (d) to enforce this Release Agreement, or (e) that cannot be waived or released by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive is, however, waiving Executive’s right to any monetary recovery should any such agency pursue any claims under subsection (e) on Executive’s behalf.
[USE IN CALIFORNIA RELEASES: Executive acknowledges that Executive has been advised by legal counsel that Executive is bound by this Release Agreement waiving claims pursuant to California Civil Code Section 1542 or the laws of other states similar hereto, and Executive expressly waives such rights as quoted below:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Executive hereby expressly waives any rights Executive may have under any other statute or common law principles of similar effect.]
8.    Covenant Not to Sue; Violation of Release. Executive agrees never to sue any Released Party in any forum for any claim covered by the waiver and release language in Section 5 above. Executive further covenants not to sue to challenge the enforceability of the Release Agreement in any forum, except that Executive may bring a claim under the ADEA to challenge this Release Agreement. If Executive violates this Release Agreement by suing any Released Party, other than as set forth herein and in Sections 5 and 7, Executive shall be liable to the Company and the Released Parties for their reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit.
9.    No Right to Employment. Executive agrees that Executive has no present or future right to employment with the UL Group or any of their respective affiliated or related entities.
10.    Return of Property. Executive agrees to immediately return to UL on or prior to the Termination Date all property or information (electronic and hardcopy) of UL in Executive’s possession or control, including without limitation all confidential and proprietary information of UL (including Confidential Information) and all laptops and other computer equipment, electronic storage devices, smart- or cell-phones, blackberries and similar devices, UL-provided credit cards, keys and other access cards, and electronic and hardcopy files.
11.    Continuing Obligations. Executive hereby acknowledges and affirms the applicability of and Executive’s continuing post-termination obligations under the restrictive covenants and other provisions contained in Sections 9 and 11(j) of the Plan. Executive acknowledges that Executive remains bound by obligations regarding confidentiality, intellectual or other property, post-employment competitive activities, and other restrictive covenants set forth in the Plan and any and all agreements previously entered between Executive and any member of UL.
12.    Cooperation. Following the Termination Date, and except as otherwise provided in Section 19, Executive shall cooperate fully with the Company and the other Released Parties in transitioning Executive’s responsibilities as requested by UL, and shall cooperate fully in any administrative, investigative, litigation or other legal matter(s) that may arise or have arisen involving UL or any of the other Released Parties and which in any way relate to or involve Executive’s employment with UL. Executive’s obligation to cooperate hereunder shall include, without limitation, meeting and conferring with such persons at such times and in such places as

UL and the other Released Parties may reasonably require, and giving truthful evidence and truthful testimony and executing and delivering to UL and any of the other Released Parties any truthful papers reasonably requested by any of them. Executive shall be reimbursed for reasonable out-of-pocket expenses that Executive incurs in rendering cooperation after the Termination Date pursuant to this Section 12.
13.    Confidentiality. Except as necessary to comply with the terms of this Release Agreement, except as required by law, and except as provided in Section 19 below, (a) the terms of this Release Agreement, the substance of any negotiations leading up to this Release Agreement, and any matters concerning Executive’s separation from employment with UL shall be kept confidential by Executive, and (b) Executive agrees not to reveal or engage in any conduct that might reveal the terms of this Release Agreement to anyone except members of Executive’s immediate family, Executive’s attorney, and Executive’s tax advisor. Each of Executive and the Company acknowledges, agrees and affirmatively states that the confidentiality obligations set forth in this Section 13 are the documented and explicit preference of, and are mutually beneficial to, each of them, including without limitation because Executive wishes to maintain the privacy of all such matters and both parties recognize the benefits of a confidential resolution of all such matters.
14.    No Admission. This Release Agreement does not constitute an admission by the Released Parties of any violation of any federal, state, local or common law, regulation, ordinance or executive order. The Released Parties expressly deny any such violation.
15.    Modification; Severability. If any provision of this Release Agreement is determined by a court of competent jurisdiction to be unenforceable in any respect, then such provision shall be deemed limited and revised to the maximum extent that the court shall deem the provision to be enforceable, or, in the event that this is not possible, the provision shall be severed and all remaining provisions shall continue in full force and effect. However, in the event that the waiver or release of any claim is found to be invalid or unenforceable and cannot be modified as aforesaid, then Executive agrees that Executive will promptly execute any appropriate documents presented by UL that would make the waiver or release valid and enforceable to the maximum extent permitted by law. The invalidity or unenforceability of any provision of this Release Agreement shall not affect the validity or enforceability of any other provision hereof.
16.    Entire Agreement, Amendment, Waiver and Headings. This Release Agreement, the Acceptance Agreement, and the Plan [ADD OTHER APPLICABLE AGREEMENT, IF ANY] constitute the complete understanding and agreement between UL and Executive regarding the subject matter hereof, and supersede all prior discussions, negotiations and agreements, written or oral, between the parties concerning such subject matter, except that you acknowledge and agree that you remain bound by any return of property, confidentiality, invention, non-disparagement, non-competition, and/or non- solicitation terms set forth in any and all agreements previously executed by you in connection with your employment at UL. It is further understood and agreed that no promises or representations have been made by UL respecting the subject matter hereof other than those expressly set forth herein and in the Plan. The terms and conditions of this Release Agreement may be modified and amended only by a written instrument signed by the parties to this Release Agreement. Any party’s failure to enforce this Release Agreement in the event of one or more events which violate this Release Agreement shall not constitute a waiver of any right to enforce this Release Agreement against subsequent violations. Any waiver by either party hereto of a breach or default by the other party of any provision of this Release Agreement must be in writing signed by the parties hereto to be bound by such waiver. The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Release Agreement.
17.    Governing Law. This Release Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Illinois, without regard to its conflicts of law provisions.
18.    Acknowledgements. By signing this Release Agreement, Executive acknowledges and represents that: (a) Executive has had at least [USE FOR SINGLE TERMINATION: twenty-one (21)] [USE FOR GROUP TERMINATION OF TWO OR MORE EMPLOYEES: forty-five (45)] days to consider this Release Agreement and Executive has been advised of Executive’s right to have Executive’s attorney or other representative review this Release Agreement, and has had an adequate amount of time to discuss it with Executive’s attorney or representative of choice (at Executive’s cost) before signing it; (b) Executive has read this Release Agreement in its entirety and understands the meaning and application of each of its provisions; (c) Executive has been offered and has had the opportunity to negotiate all provisions of this Release Agreement (including without limitation Section 13 of this Release Agreement), and each party hereto has agreed to certain changes thereto in response to the other party’s comments as part of a mutual compromise and agreement for the parties’ mutual benefit; (d) Executive is signing this Release Agreement knowingly and voluntarily, in exchange for consideration in addition to anything of value to which Executive already is entitled; and (e) Executive intends to be bound by the Release Agreement, and agrees to all provisions of this Release Agreement (including confidentiality pursuant to Section 13 above). If Executive signs this Release Agreement prior to the expiration of [USE FOR SINGLE TERMINATION: twenty-one (21)] [USE FOR GROUP TERMINATION OF TWO OR MORE EMPLOYEES: forty-five (45)] days after Executive’s receipt of this Release Agreement, Executive agrees that Executive has done so voluntarily and knowingly. Executive may revoke this Release Agreement at any time within seven (7) days from the date that Executive signs the Release Agreement by giving written notice to the Company at UL Inc., Attn: Chief Legal Officer, 333 Pfingsten Road, Northbrook, Illinois 60062. This Release Agreement shall not be effective or enforceable and Executive will not be entitled to any of the severance payments described herein and in the Plan, until the seven (7) day revocation period has expired.
19.    Non-Interference; Defend Trade Secrets Act. Notwithstanding any other provision of this Release Agreement, nothing in this Release Agreement shall prohibit Executive from confidentially or otherwise (without informing any member of the UL Group) communicating or filing a charge or complaint with a federal, state, local or other governmental agency or regulatory (including self-regulatory) entity including concerning alleged or suspected criminal conduct or unlawful employment practices; participating in a governmental agency or regulatory investigation or proceeding; giving truthful testimony, statements, or disclosures to a governmental agency or regulatory entity, or if properly subpoenaed or otherwise required to do so under applicable law (including any regulation or legal process); or requesting or receiving confidential legal advice (at Executive’s own expense). However, without prior authorization of the UL Group, Executive is not authorized to disclose to any third party (including any governmental agency, regulatory entity, or counsel that Executive may retain) any communication that is covered by the UL Group’s attorney-client privilege. Nothing herein limits or waives UL’s right to seek arbitration or dismissal of any claim or dispute, if any, brought by or on behalf of Executive in any court. In accordance with the Defend Trade Secrets Act of 2016, (a) Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if Executive files a lawsuit for retaliation by UL for reporting a suspected violation of law, Executive may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.
20.    Assignment. This Release Agreement is enforceable by UL and may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any parent or other affiliate of the Company or any Person which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of UL or of any division thereof. Executive may not assign any of his or her rights or obligations under this Release Agreement.
21.    Counterparts. This Release Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.
If Executive agrees to the terms set forth above, please sign, date and return the enclosed copy of this Release Agreement to the Company, on or before [●].

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THERETO:

[EXECUTIVE]	UL INC.

By:

Date:	Title:

Date:

EXHIBIT C
PARTICIPANTS
(as of June 1, 2020)
Tier I
Jenny Scanlon, Chief Executive Officer (CEO)
Tier II

Name	Position
R. Robinson	SVP & CFO
W. Zhou	SVP & President, Connected Technologies
G. Schjøtz	SVP & President, Retail & Industry
S. Jesudas	SVP & President, International
J. McLaughlin	SVP & Chief Legal and Compliance Officer & Corporate Secretary
L. Chapin	SVP & CHRO
K. Seegebrecht	SVP & CMO
K. Shakoor	SVP & CIO
J. Fischer	SVP - Field Services
L. Hancock	SVP & CPO